Exhibit 99.1

OTTAWA SAVINGS BANK

COMPLETES MUTUAL HOLDING COMPANY REORGANIZATION

AND MINORITY STOCK OFFERING

Ottawa, Illinois. July 13, 2005 - The Board of Directors of Ottawa Savings Bank (the “Bank”) announced today that the Bank has completed its mutual holding company reorganization and the related common stock offering by Ottawa Savings Bancorp, Inc. (the “Company”) after receiving final regulatory approval. Trading is expected to begin on July 14, 2005, on the OTC Bulletin Board under the symbol “OTTW.”

The Company sold a total of 1,001,210 shares of common stock at $10.00 per share in a subscription offering, which ended June 16, 2005, and a community offering, which ended June 23, 2005.

Subscribers may obtain information about their specific stock allocations by contacting the Ottawa Savings Bancorp, Inc. Conversion Center at (815) 366-5477. The Conversion Center will be open weekdays from 10:00 a.m. to 4:00 p.m., Central Time. Also, details of the offering are contained in a prospectus dated May 16, 2005. A copy of the prospectus may also be obtained from the Conversion Center at 925 LaSalle Street, Ottawa, Illinois 61350.

Upon closing of the reorganization, the Bank converted from a mutual savings bank to a capital stock savings bank, with the concurrent formation of the Company as the stock, mid-tier holding company of the Bank and the formation of Ottawa Savings Bancorp, Inc. Mutual Holding Company (the “MHC”) as a mutual holding company. The purchasers of stock in the subscription offering own 45% of the Company’s outstanding shares of common stock and the MHC owns 55% of the Company’s outstanding shares of common stock.

Sandler O’Neill & Partners, L.P., served as financial advisor and marketing agent with regard to the stock offering. Lord, Bissell & Brook LLP served as counsel to the Bank.

At March 31, 2005, the Bank had $173.3 million in assets and $160.8 million in deposits.

This news release contains certain forward-looking statements about the Bank’s mutual holding company reorganization and the proposed stock issuance by Ottawa Savings Bancorp, Inc., including the anticipated consummation date of the transaction.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.